Rule 424(b)(2)
                                        Registration No. 33-
                                        56615 NASD File No:
                                        941128001

AMENDED PRICING SUPPLEMENT NO. 134
Dated September 19, 1995 to Prospectus
Supplement dated January 26, 1995
and Prospectus dated January 26, 1995

                   LEHMAN BROTHERS HOLDINGS INC.
                    Medium-Term Notes, Series E
                                        (Fixed

                                        Rate)

Due from Nine Months to 30 Years from Date of

Issue Pricing to Public:  100%

Agent's Commission: .15%

Original Issue Date: 9/15/95

Interest Payment Dates:   15th of each month and at maturity

Interest Rate Per Annum:  8.00%

Maturity Date:  9/15/05 (1)

1) Call Feature: The Company has the right to call the Notes at par on or after 9/15/96 on interest payment dates. Call notice is thirty calendar days.



The aggregate principal amount of this offering is $10,000,000 and relates only to Amended Pricing Supplement No. 134. Medium-Term Notes, Series E may be issued by the Company in an aggregate principal amount of up to $5,267,500,000 and, to date, including this offering, an aggregate of $4,510,900,000 Medium-Term Notes, Series E has been issued and $2,744,865,000 are outstanding.
The Agent has purchased the Notes as principal in this transaction and may resell any of such Notes to another broker/dealer (acting as principal for the purposes of resale) at a discount, which may vary from the discount received by the Agent in such transaction.